Amendment No. 1
to
2011 Equity Incentive Plan

By virtue and in exercise of the powers under Section 12 of the 2011 Equity Incentive Plan (the “Plan”) of IZEA Holdings, Inc. (the “Company”), a Nevada corporation, the Board of Directors of the Company hereby adopts this Amendment No. 1 to Equity Incentive Plan:

1.           The penultimate sentence of Section 5(a) of the Plan is stricken in its entirety and is amended to read as follows:

“Fair Market Value” means, as of any date, the value of the Stock determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Option, in compliance with Section 422 of the Code.”

2.           Except as aforesaid, the Plan shall remain in full force and effect.